Exhibit 10.2

*000000955527950820780*

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials

$4,495,000.00	06-07-2021	07-01-2026	527950820780	151 / 55	225

References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing "***" has been omitted due to text length limitations.

Borrower:	Medalist Fund II-B, LLC, a Delaware limited liability company 1051 E Cary Street, Suite 601 Richmond, VA 23219	Lender:	THE OLD POINT NATIONAL BANK OF PHOEBUS Peninsula Lending 1 West Mellen Street Hampton, VA 23663

Principal Amount: $4,495,000.00	Date of Note: June 7, 2021

PROMISE TO PAY. Medalist Fund II-B, LLC, a Delaware limited liability company ("Borrower") promises to pay to THE OLD POINT NATIONAL BANK OF PHOEBUS ("Lender"), or order, in lawful money of the United States of America, the principal amount of Four Million Four Hundred Ninety-five Thousand & 00/100 Dollars ($4,495,000.00), together with interest on the unpaid principal balance from June 7, 2021, until paid in full.

PAYMENT. Borrower will pay this loan in accordance with the following payment schedule, which calculates interest on the unpaid principal balances as described in the "INTEREST CALCULATION METHOD" paragraph using the interest rates described in this paragraph: 12 monthly consecutive interest payments, beginning August 1, 2021, with interest calculated on the unpaid principal balances using an interest rate of 4.000%; 47 monthly consecutive principal and interest payments of $23,873.37 each, beginning August 1, 2022, with interest calculated on the unpaid principal balances using an interest rate of 4.000%; and one principal and interest payment of $4,067,885.93 on July 1, 2026, with interest calculated on the unpaid principal balances using an interest rate of 4.000%. This estimated final payment is based on the assumption that all payments will be made exactly as scheduled; the actual final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts under this Note. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any escrow or reserve account payments as required under any mortgage, deed of trust, or other security instrument or security agreement securing this Note; then to any late charges; and then to any unpaid collection costs. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. All payments must be made in U.S. dollars and must be received by Lender consistent with any written payment instructions provided by Lender. If a payment is made consistent with Lender's payment instructions but received after 5:00 P.M. Eastern Time, Lender will credit Borrower's payment on the next business day.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT PENALTY. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Upon prepayment of this Note, Lender is entitled to the following prepayment penalty: The prepayment premium shall apply throughout maturity. If the Borrower prepays this Loan with the proceeds of a Loan from another financial institution prior to its maturity, the prepayment must be accompanied by a prepayment premium equal to 1.00% of the outstanding principal balance. OPNB will receive Last Look and first Right of Refusal for any refinance.

Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: THE OLD POINT NATIONAL BANK OF PHOEBUS, 1 West Mellen Street Hampton, VA 23663.

LATE CHARGE. If a payment is 7 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by adding an additional 4.000 percentage point margin ("Default Rate Margin"). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. After maturity, or after this Note would have matured had there been no default, the Default Rate Margin will continue to apply to the final interest rate described in this Note. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

Environmental Default. Failure of any party to comply with or perform when due any term, obligation, covenant or condition contained in any environmental agreement executed in connection with any loan.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf, or made by Guarantor, or any other guarantor, endorser, surety, or accommodation party, under this Note or the related documents in connection with the obtaining of the loan evidenced by this Note or any security document directly or indirectly securing repayment of this Note is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency. The dissolution or termination of Borrower's existence as a going business or the death of any member, or a trustee or receiver is appointed for Borrower or for all or a substantial portion of the assets of Borrower, or Borrower makes a general assignment for the benefit of Borrower's creditors, or Borrower files for bankruptcy, or an involuntary bankruptcy petition is filed against Borrower and such involuntary petition remains undismissed for sixty (60) days.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Execution; Attachment. Any execution or attachment is levied against the Collateral, and such execution or attachment is not set aside, discharged or stayed within thirty (30) days after the same is levied.

Change in Zoning or Public Restriction. Any change in any zoning ordinance or regulation or any other public restriction is enacted, adopted or implemented, that limits or defines the uses which may be made of the Collateral such that the present or intended use of the Collateral, as specified in the related documents, would be in violation of such zoning ordinance or regulation or public restriction, as changed.

Default Under Other Lien Documents. A default occurs under any other mortgage, deed of trust or security agreement covering all or any portion of the Collateral.

Judgment. Unless adequately covered by insurance in the opinion of Lender, the entry of a final judgment for the payment of money involving more than ten thousand dollars ($10,000.00) against Borrower and the failure by Borrower to discharge the same, or cause it to be discharged, or bonded off to Lender's satisfaction, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor, or any other guarantor, endorser, surety, or accommodation party of any of the indebtedness or any Guarantor, or any other guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest, together with all other applicable fees, costs and charges, if any, immediately due and payable, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Subject to any limits under applicable law, upon default, Borrower agrees to pay Lender's attorneys' fees and all of Lender's other collection expenses, whether or not there is a lawsuit, including without limitation legal expenses for bankruptcy proceedings.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the Commonwealth of Virginia without regard to its conflicts of law provisions. This Note has been accepted by Lender in the Commonwealth of Virginia.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the applicable courts for the City of Hampton, Commonwealth of Virginia.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $35.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

COLLATERAL. Borrower acknowledges this Note is secured by a Credit Line Deed of Trust and Assignment of Rents and Leases dated June 7, 2021 in the amount of $4,495,000.00, recorded in the Clerk's Office of the Circuit Court in the City of Chesapeake on the real property located at 1244 Executive Blvd., Chesapeake, VA 23320 in the name of Medalist Fund II-B, LLC; and Security Agreement dated June 7, 2021 on all Equipment, General Intangibles and Fixtures located in or attached to the real property located at 1244 Executive Blvd., Chesapeake, VA 23320 and owned by the Debtor.

FINANCIAL STATEMENTS. Borrower agrees to provide Lender with such financial statements and other related information at such frequencies and in such detail as Lender may reasonably request.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Borrower may notify Lender if Lender reports any inaccurate information about Borrower's account(s) to a consumer reporting agency. Borrower's written notice describing the specific inaccuracy(ies) should be sent to Lender at the following address: THE OLD POINT NATIONAL BANK OF PHOEBUS 1 West Mellen Street Hampton, VA 23663.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

THIS NOTE IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

Medalist Fund II-B, LLC, a

Delaware limited liability company

By:	Medalist Fund II, LLC, a

                Delaware limited liability company

Its:	Sole Member

By:	Medalist Fund Manager, Inc., a

Virginia corporation

Its:	Manager

By:	/s/ William Elliott
Name:	William Elliott
Title:	Co-President

LENDER:

THE OLD POINT NATIONAL BANK OF PHOEBUS

X	/s/ Natasha Merz
Authorized Officer

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